UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2013

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-21174	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Chief Accounting Officer
Effective July 19, 2013, Karl E. Johnsen ceased to serve as the Company's Vice President of Finance, Chief Accounting Officer and Controller of Avid Technology, Inc. (the “Company”) and John W. Frederick, the Company's existing Executive Vice President, Chief Financial Officer and Chief Administrative Officer was appointed interim Principal Accounting Officer of the Company.
The disclosure contained in the Company's Form 8-K filed April 22, 2013 with respect to Mr. Frederick is incorporated herein by reference, and no additional arrangement or understanding with Mr. Frederick was entered into in connection with Mr. Frederick becoming the Company's Principal Accounting Officer.
In connection with Mr. Johnsen's separation, the Company and Mr. Johnsen entered into a consulting and severance agreement (the “Johnsen Agreement”) providing for six months' salary continuation, a three month consulting arrangement, and other customary provisions.
The foregoing summary of the material terms of the Johnsen Agreement is qualified in its entirety by the Johnsen Agreement, the form of which is filed as exhibit 10.1 hereto, and incorporated herein by reference.

Adoption of Remediation Bonus Plan

On July 19, 2013, the Company adopted a 2013 Remediation Bonus Plan (the “Bonus Plan”) for employees of the Company, as authorized by the Compensation Committee (the “Committee”) of the Board. The Committee also designated the officers participating in the Bonus Plan. The Bonus Plan provides for participants to receive individualized cash bonus payments upon the earlier of the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2012, immediately prior to a change in control of the Company, March 31, 2014 with respect to non-officer participants, and such date on or subsequent to March 31, 2014 as established at the discretion of the Committee with respect to officer participants. The individual cash payments to Participants are subject to approval by the Company's Chief Executive Officer with respect to non-officer participants and the Committee with respect to executive officer participants. A participant ceases to be eligible for a bonus payment pursuant to the Bonus Plan upon ceasing to be an employee of the Company. Aggregate bonus payments pursuant to the Bonus Plan may not exceed $1.7 million.

The foregoing summary of the Bonus Plan is qualified in its entirety by the Bonus Plan, the form of which is filed as exhibit 10.2 hereto, and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure
The Company's cash balance on June 30, 2013 was $56.1 million. The Company expects that additional cash expenditures related to the ongoing accounting evaluation (including payments under the Bonus Plan, if any) through the fiscal year ending December 31, 2013 will amount to approximately $11 million to $14 million.

The information included in this item 7.01 is furnished not filed.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained in this Form 8-K, this Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements about Avid's anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the estimated costs related to the Company's ongoing accounting evaluation of its current and historical accounting practices and treatment of various items, including Software Updates, and the timing of the completion of such evaluation and the filing of Avid's 2012 Form 10-K and any restatements for prior periods. These forward-looking statements are based on current expectations as of the date of this filing and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the impact of restatement of financial statements for prior periods; the impact of delays in Avid's completion of its financial statements and the filing of its periodic reports; the impact of the previously disclosed ongoing SEC and Department of Justice inquiries; the impact of the ongoing evaluation and these inquiries on Avid's financial results and financial statements for the quarter ended June 30, 2013 and prior and future periods, including the costs associated with the evaluation and inquiries; Avid's ability to regain compliance with NASDAQ's continued listing requirements; the identified material weakness in Avid's internal controls; recent changes in Avid's management; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; risks related to litigation; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates and seasonal factors; adverse changes in economic conditions; and Avid's liquidity. Moreover, the business may be adversely affected by future legislative, regulatory or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect Avid's business and prospects are described in the filings made by the Company with the SEC.

Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting and Severance Agreement, dated as of July 19, 2013, by and between Karl Johnsen and Avid Technology, Inc.
10.2	2013 Remediation Bonus Plan, adopted as of July 19, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: July 25, 2013	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer